Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Opportunities Trust of our reports dated November 20, 2018, relating to the financial statements and financial highlights, which appear in Virtus Vontobel Emerging Markets Opportunities Fund, Virtus Vontobel Foreign Opportunities Fund and Virtus Vontobel Global Opportunities Fund’s Annual Report on Form N-CSR for the year ended September 30, 2018. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 21, 2018